Exhibit 16.1

June 28, 2021

Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the section under the heading “Changes in Registrant’s Certifying Accountant” included in the Form 8-K of Aeluma, Inc. to be filed on or about June 28, 2021 and agree with the statements contained therein as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Respectfully submitted,

/s/ Raich Ende Malter & Co. LLP

Melville, New York